EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Second Quarter 2025 Results and Updates Full Year 2025 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the second quarter 2025.
SECOND QUARTER 2025 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025
Revenues	$4.6	$10.1
Net Income[1]	$1.6	$2.0
Consolidated Adjusted EBITDA[2]	$1.4	$3.3
Distributable Cash Flow[2]	$0.9	$2.2
2025 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2025 Previous			2025 Revised
Consolidated Adjusted EBITDA[2]	$6.5	-	$7.0	$6.6	-	$7.0
Distributable Cash Flow[2]	$4.1	-	$4.6	$4.4	-	$4.8
RECENT HIGHLIGHTS
Financial
•During the three and six months ended June 30, 2025, Cheniere generated revenues of approximately $4.6 billion and $10.1 billion, net income1 of approximately $1.6 billion and $2.0 billion, Consolidated Adjusted EBITDA2 of approximately $1.4 billion and $3.3 billion, and Distributable Cash Flow2 of approximately $0.9 billion and $2.2 billion, respectively.
•Tightening full year 2025 Consolidated Adjusted EBITDA2 guidance from $6.5 billion - $7.0 billion to $6.6 billion - $7.0 billion and raising and tightening full year 2025 Distributable Cash Flow2 guidance from $4.1 billion - $4.6 billion to $4.4 billion - $4.8 billion.
Capital Allocation
•Pursuant to Cheniere’s comprehensive capital allocation plan, Cheniere deployed approximately $1.3 billion and $2.6 billion towards accretive growth, balance sheet management and shareholder returns in the three and six months ended June 30, 2025, respectively. During the three and six months ended June 30, 2025, Cheniere repurchased an aggregate of approximately 1.4 million and 3.0 million shares of common stock for approximately $306 million and $656 million, respectively, paid quarterly dividends of $0.500 and $1.000 per share of common stock, totaling approximately $111 million and $223 million, respectively, and in the six months ended June 30, 2025, Cheniere repaid $300 million of consolidated long-term indebtedness.
___________________________
1 Net income as used herein refers to Net income attributable to Cheniere Energy, Inc. on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
3 Forecast as of June 24, 2025 and subject to change based upon, among other things, changes in commodity prices over time.

•In June 2025, Cheniere announced updates to its long-term company outlook, including an over 10% increase to its run-rate liquefied natural gas (“LNG”) production forecast, inclusive of the CCL Midscale Trains 8 & 9 Project (defined below) and debottlenecking. Cheniere also increased and extended its committed capital allocation targets, designed to maintain investment grade credit metrics through cycles, further return capital to shareholders, and continue to invest in accretive growth, as the Company expects to generate over $25 billion of available cash3 through 2030 to reach over $25 per share of run-rate Distributable Cash Flow2.
•In June 2025, Cheniere declared a dividend with respect to the second quarter 2025 of $0.500 per share of common stock, which is payable on August 18, 2025.
•In June 2025, Cheniere announced, subject to declaration by its Board of Directors, an increase to its quarterly dividend by over 10% from $2.00 to $2.22 per common share annualized, commencing with the third quarter of 2025.
Growth
•In June 2025, Cheniere made a positive Final Investment Decision (“FID”) with respect to the CCL Midscale Trains 8 & 9 Project and issued full notice to proceed to Bechtel Energy, Inc. (“Bechtel”) effective June 18, 2025.
•In June 2025, LNG was produced for the first time from the second train (“Train 2”) of the CCL Stage 3 Project (defined below), and on August 6, 2025, substantial completion of Train 2 was achieved.
•In June 2025, certain subsidiaries of Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) updated the SPL Expansion Project’s (defined below) application with the Federal Energy Regulatory Commission (“FERC”) to reflect a two-phased project, inclusive of three liquefaction trains and supporting infrastructure, maintaining an expected total peak production capacity of up to approximately 20 million tonnes per annum (“mtpa”) of LNG, inclusive of estimated debottlenecking opportunities.
•In July 2025, certain subsidiaries of Cheniere initiated the pre-filing review process with the FERC under the National Environmental Policy Act (“NEPA”) for the CCL Stage 4 Expansion Project (defined below).
Commercial
•In May 2025, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into a long-term Integrated Production Marketing (“IPM”) gas supply agreement with a subsidiary of Canadian Natural Resources Limited to purchase 140,000 MMBtu per day of natural gas at a price based on the Platts Japan Korea Marker (“JKM”) less fixed LNG shipping costs and a fixed liquefaction fee for a term of 15 years, which is expected to commence in 2030. The LNG associated with this gas supply, approximately 0.85 mtpa, will be marketed by Cheniere Marketing.
•In August 2025, Cheniere Marketing entered into a long-term LNG sale and purchase agreement (“SPA”) with JERA Co., Inc. (“JERA”), under which JERA has agreed to purchase approximately 1.0 mtpa of LNG from Cheniere Marketing on a free-on-board basis from 2029 through 2050. The purchase price for LNG under the SPA is indexed to the Henry Hub price, plus a fixed liquefaction fee.

CEO COMMENT
“The second quarter of 2025 marked another outstanding quarter for Cheniere, as our team demonstrated its ability to execute safely, reliably and strategically throughout our business, highlighted by the positive FID of the CCL Midscale Trains 8 & 9 Project and the successful completion of our large-scale planned maintenance turnaround at Sabine Pass,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Our strong financial and operational results year-to-date, coupled with our constructive outlook and visibility for the remainder of the year, have enabled us to tighten our full year 2025 Consolidated Adjusted EBITDA and Distributable Cash Flow guidance ranges. For the remainder of the year, we are focused on growing our brownfield platform, bringing online new capacity at Corpus Christi ahead of schedule and on budget, and delivering results within our upwardly revised guidance ranges.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
Revenues	$4,641	$3,251	43%	$10,085	$7,504	34%
Net income[1]	$1,626	$880	85%	$1,979	$1,382	43%
Consolidated Adjusted EBITDA[2]	$1,416	$1,322	7%	$3,288	$3,095	6%
LNG exported:
Number of cargoes	154	155	(1)%	322	321	—%
Volumes (TBtu)	550	553	(1)%	1,159	1,155	—%
LNG volumes loaded (TBtu)	550	552	—%	1,158	1,153	—%
Net income1 increased approximately $746 million and $597 million for the three and six months ended June 30, 2025, respectively, as compared to the corresponding 2024 periods. The increases were primarily attributable to approximately $873 million and $596 million of favorable variances related to changes in fair value of our derivative instruments, including the impact of derivative instruments related to our long-term Integrated Production Marketing (“IPM”) agreements (before tax and non-controlling interests) for the three and six months ended June 30, 2025, respectively, as compared to the corresponding 2024 periods. The increases were partially offset by higher provisions for income tax during both periods.
Consolidated Adjusted EBITDA2 increased approximately $94 million and $193 million for the three and six months ended June 30, 2025, respectively, as compared to the corresponding 2024 periods. The increases were primarily due to higher total margins per MMBtu of LNG delivered during the 2025 periods as compared to the corresponding 2024 periods. The increases were partially offset by higher operating expenses related to planned maintenance activities at both the SPL Project (defined below) and CCL Project (defined below), as well as new capacity from the CCL Stage 3 Project, during the three months ended June 30, 2025, in addition to lower contributions from certain optimization activities related to our vessel charter portfolio during both periods.
Share-based compensation expenses included in net income totaled $49 million and $105 million for the three and six months ended June 30, 2025, respectively, compared to $52 million and $92 million for the corresponding 2024 periods.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of June 30, 2025 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
The table below provides a summary of our available liquidity (in millions) as of June 30, 2025:

June 30, 2025
Cash and cash equivalents (1)	$1,648
Restricted cash and cash equivalents (2)	369
Available commitments under our credit facilities:
Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility	785
Cheniere Partners Revolving Credit Facility	1,000
Cheniere Corpus Christi Holdings, LLC (“CCH”) Credit Facility	3,260
CCH Working Capital Facility	1,390
Cheniere Revolving Credit Facility	1,250
Total available commitments under our credit facilities	7,685

Total available liquidity	$9,702
(1) $108 million of cash and cash equivalents was held by our consolidated variable interest entities (“VIEs”).
(2) $40 million of restricted cash and cash equivalents was held by our consolidated VIEs.

Recent Key Financial Transactions and Updates
In July 2025, Cheniere Partners issued $1.0 billion aggregate principal amount of 5.550% Senior Notes due 2035, and the net proceeds, together with cash on hand, were used to redeem $1.0 billion of the aggregate principal amount of SPL’s 5.875% Senior Secured Notes due 2026.

In August 2025, the $1.25 billion Cheniere Revolving Credit Facility was amended and restated to extend its maturity into 2030, reduce the rate of interest and commitment fees applicable thereunder, and make certain other changes to its terms and conditions.

During the six months ended June 30, 2025, SPL repaid the remaining $300 million in principal amount of its 5.625% Senior Secured Notes due 2025 with cash on hand.
LIQUEFACTION PROJECTS OVERVIEW
SPL Project
Through Cheniere Partners, we operate liquefaction and export facilities with a total production capacity of over 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with an expected total peak production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities. In February 2024, certain subsidiaries of Cheniere Partners submitted an application to the FERC for authorization to site, construct, and operate the SPL Expansion Project, as well as an application to the Department of Energy (“DOE”) requesting authorization to export LNG to Free-Trade Agreement (“FTA”) and non-FTA countries, both of which applications exclude debottlenecking. In October 2024, we received authorization from the DOE to export LNG to FTA countries. In June 2025, the SPL Expansion Project’s FERC application was updated to reflect a two-phased project, inclusive of three liquefaction trains and supporting infrastructure, maintaining an expected total peak production capacity of up to approximately 20 mtpa of LNG, inclusive of estimated debottlenecking opportunities.
CCL Project
We operate liquefaction and export facilities with a total production capacity of over 18 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”), inclusive of Trains 1 and 2 of the CCL Stage 3 Project.
CCL Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”), including approximately 3 mtpa in operation and over 7 mtpa under construction. Substantial Completion was achieved for the first train of the CCL Stage 3 Project in March 2025, and substantial completion of Train 2 was achieved in August 2025.
CCL Stage 3 Project Progress as of June 30, 2025:

CCL Stage 3 Project
Project Status	Under Construction / Commissioning
Project Completion Percentage	86.7%(1)
Expected Substantial Completion	2H 2025 - 2H 2026
(1) Engineering 98.9% complete, procurement 99.8% complete, subcontract work 91.6% complete and construction 64.9% complete.
CCL Midscale Trains 8 & 9 Project
We are constructing an expansion adjacent to the CCL Stage 3 Project consisting of two additional midscale Trains with an expected total production capacity of approximately 5 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”), inclusive of estimated debottlenecking opportunities. In June 2025, our Board of Directors made a positive FID with respect to the CCL Midscale Trains 8 & 9 Project and debottlenecking, and full notice to proceed was issued to Bechtel effective June 18, 2025.
CCL Stage 4 Expansion Project
We are developing an expansion adjacent to the CCL Project with an expected total peak production capacity of up to approximately 24 mtpa of LNG, inclusive of estimated debottlenecking opportunities (the “CCL Stage 4 Expansion Project”). In July 2025, certain of our subsidiaries initiated the pre-filing review process with the FERC with respect to the CCL Stage 4 Expansion Project.
INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the second quarter 2025 on Thursday, August 7, 2025, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with a total combined production capacity of approximately 49 mtpa of LNG in operation and an additional over 12 mtpa of expected production capacity under construction, inclusive of estimated debottlenecking opportunities. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, Dubai and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of August 1, 2025, approximately 4,220 cumulative LNG cargoes totaling approximately 290 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and six months ended June 30, 2025, we exported 550 and 1,159 TBtu, respectively, of LNG from our liquefaction projects. 32 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of June 30, 2025, none of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and six months ended June 30, 2025:

	Three Months Ended June 30, 2025			Six Months Ended June 30, 2025
(in TBtu)	Operational	Commissioning	Total	Operational	Commissioning	Total
Volumes loaded during the current period	550	—	550	1,152	6	1,158
Volumes loaded during the prior period but recognized during the current period	32	1	33	39	—	39
Less: volumes loaded during the current period and in transit at the end of the period	(32)	—	(32)	(32)	—	(32)
Total volumes recognized in the current period	550	1	551	1,159	6	1,165
In addition, during the three and six months ended June 30, 2025, we recognized 8 and 15 TBtu, respectively, of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues
LNG revenues	$4,515	$3,042	$9,820	$7,079
Regasification revenues	34	34	68	68
Other revenues	92	175	197	357
Total revenues	4,641	3,251	10,085	7,504

Operating costs and expenses
Cost of sales (excluding operating and maintenance expense and depreciation, amortization and accretion expense shown separately below) (2)	1,117	784	4,688	3,020
Operating and maintenance expense	559	463	1,032	914
Selling, general and administrative expense	99	99	215	200
Depreciation, amortization and accretion expense	329	304	641	606
Other operating costs and expenses	7	13	18	22
Total operating costs and expenses	2,111	1,663	6,594	4,762

Income from operations	2,530	1,588	3,491	2,742

Other income (expense)
Interest expense, net of capitalized interest	(237)	(257)	(466)	(523)
Loss on modification or extinguishment of debt	—	(9)	—	(9)
Interest and dividend income	31	47	68	108
Other income (expense), net	(1)	3	19	2
Total other expense	(207)	(216)	(379)	(422)

Income before income taxes and non-controlling interests	2,323	1,372	3,112	2,320
Less: income tax provision	426	210	547	319
Net income	1,897	1,162	2,565	2,001
Less: net income attributable to non-controlling interests	271	282	586	619
Net income attributable to Cheniere	$1,626	$880	$1,979	$1,382

Net income per share attributable to common stockholders—basic (1)	$7.32	$3.85	$8.87	$5.97
Net income per share attributable to common stockholders—diluted (1)	$7.30	$3.84	$8.85	$5.96

Weighted average number of common shares outstanding—basic	221.8	228.4	222.6	231.3
Weighted average number of common shares outstanding—diluted	222.3	228.9	223.2	231.9

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $1.4 billion and $0.7 billion of gains from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and six months ended June 30, 2025, respectively, as compared to $0.7 billion and $0.4 billion of gains in the corresponding 2024 periods, respectively.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)
(unaudited)

	June 30,	December 31,
	2025	2024

ASSETS
Current assets
Cash and cash equivalents	$1,648	$2,638
Restricted cash and cash equivalents	369	552
Trade and other receivables, net of current expected credit losses	761	727
Inventory	482	501
Current derivative assets	147	155
Margin deposits	150	128
Other current assets, net	147	100
Total current assets	3,704	4,801

Property, plant and equipment, net of accumulated depreciation	34,829	33,552
Operating lease assets	2,776	2,684
Derivative assets	2,236	1,903
Deferred tax assets	18	19
Other non-current assets, net	1,015	899
Total assets	$44,578	$43,858

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$161	$171
Accrued liabilities	1,492	2,179
Current debt, net of unamortized discount and debt issuance costs	609	351
Deferred revenue	145	163
Current operating lease liabilities	562	592
Current derivative liabilities	706	902
Other current liabilities	100	83
Total current liabilities	3,775	4,441

Long-term debt, net of unamortized discount and debt issuance costs	22,012	22,554
Operating lease liabilities	2,216	2,090
Derivative liabilities	1,621	1,865
Deferred tax liabilities	2,307	1,856
Other non-current liabilities	1,338	992
Total liabilities	33,269	33,798

Redeemable non-controlling interest	58	7

Stockholders’ equity
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 279.2 million shares and 278.7 million shares issued at June 30, 2025 and December 31, 2024, respectively	1	1
Treasury stock: 57.7 million shares and 54.7 million shares at June 30, 2025 and December 31, 2024, respectively, at cost	(6,798)	(6,136)
Additional paid-in-capital	4,483	4,452
Retained earnings	9,021	7,382
Total Cheniere stockholders’ equity	6,707	5,699
Non-controlling interests	4,544	4,354
Total stockholders’ equity	11,251	10,053
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$44,578	$43,858

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated VIEs, substantially all of which are related to Cheniere Partners. As of June 30, 2025, total assets and liabilities of our VIEs, which are included in our Consolidated Balance Sheets, were $16.7 billion and $17.2 billion, respectively, including $108 million of cash and cash equivalents and $40 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2025 and 2024 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income attributable to Cheniere	$1,626	$880	$1,979	$1,382
Net income attributable to non-controlling interests	271	282	586	619
Income tax provision	426	210	547	319
Interest expense, net of capitalized interest	237	257	466	523
Loss on modification or extinguishment of debt	—	9	—	9
Interest and dividend income	(31)	(47)	(68)	(108)
Other expense (income), net	1	(3)	(19)	(2)
Income from operations	$2,530	$1,588	$3,491	$2,742
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation, amortization and accretion expense	329	304	641	606
Gain from changes in fair value of commodity and foreign exchange (“FX”) derivatives, net (1)	(1,479)	(606)	(917)	(321)
Total non-cash compensation expense	35	33	72	65
Other operating costs and expenses	1	3	1	3
Consolidated Adjusted EBITDA	$1,416	$1,322	$3,288	$3,095

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income attributable to Cheniere before net income attributable to non-controlling interests, interest expense, net of capitalized interest, taxes, depreciation, amortization and accretion expense, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, gain or loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to Cheniere for the three and six months ended June 30, 2025 and forecast amounts for full year 2025 (in billions):

	Three Months Ended June 30,	Six Months Ended June 30,	Full Year
	2025	2025	2025
Net income attributable to Cheniere	$1.63	$1.98	$3.1	-	$3.4
Net income attributable to non-controlling interests	0.27	0.59	1.2	-	1.2
Income tax provision	0.43	0.55	0.9	-	1.0
Interest expense, net of capitalized interest	0.24	0.47	0.9	-	0.9
Depreciation, amortization and accretion expense	0.33	0.64	1.3	-	1.3
Other income, financing costs, and certain non-cash operating expenses	(1.47)	(0.93)	(0.8)	-	(0.7)
Consolidated Adjusted EBITDA	$1.42	$3.29	$6.6	-	$7.0
Interest expense, net of interest income, capitalized interest and amortization	(0.19)	(0.35)	(0.8)	-	(0.8)
Maintenance capital expenditures	(0.06)	(0.09)	(0.2)	-	(0.2)
Income tax (excludes deferred taxes)(1)	(0.02)	(0.11)	(0.1)	-	0.0
Other income (expense)	(0.02)	(0.06)	(0.1)	-	(0.1)
Consolidated Distributable Cash Flow	$1.13	$2.68	$5.4	-	$6.0
Distributable Cash Flow attributable to non-controlling interests	(0.20)	(0.48)	(1.0)	-	(1.2)
Cheniere Distributable Cash Flow	$0.92	$2.19	$4.4	-	$4.8

Note: Totals may not sum due to rounding.
(1) Our cash tax payments are subject to commodity and market volatility, regulatory changes and other factors which could significantly impact both the timing and amount of our future cash tax payments. Our 2025 full year Distributable Cash Flow guidance reflects current tax law and does not consider any prospective changes to local, domestic or international tax laws and regulations, or their interpretation and application. Our actual results could differ materially from our guidance due to such risks, uncertainties and other factors, including those set forth in Risk Factors or as disclosed under Operating Cash Flows in Sources and Uses of Cash within Liquidity and Capital Resources of the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 and Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interests. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interests is calculated in the same method as Distributions to non-controlling interests as presented on our Consolidated Statements of Stockholders’ Equity (Deficit) in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.